Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169695) and Forms S-3ASR (333-178639 and 333-172716) of Visteon Corporation of our report dated February 27, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the presentation of discontinued operations discussed in Note 5 and the adoption of the new comprehensive income disclosures discussed in Note 1, as to which the date is May 2, 2012 relating to the consolidated financial statements and financial statement schedule at December 31, 2011 and 2010 and for year ended December 31, 2011 and the three-months ended December 31, 2010, and the effectiveness of internal control over financial reporting of Visteon Corporation (Successor Company) at December 31, 2011, and of our report dated March 9, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 23, as to which the date is August 4, 2011, the presentation of the condensed consolidating financial information of the guarantor subsidiaries discussed in Note 24, as to which the date is November 10, 2011, the presentation of discontinued operations discussed in Note 5 and the adoption of the new comprehensive income disclosures discussed in Note 1, as to which the date is May 2, 2012, relating to the consolidated financial statements and financial statement schedule of Visteon Corporation (Predecessor Company) for the nine-months ended October 1, 2010 and for the year ended December 31, 2009, which appear in this Current Report on Form 8-K of Visteon Corporation dated May 2, 2012.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
May 2, 2012